AMENDING AGREEMENT

This AMENDING AGREEMENT made as of the 1st day of April, 2007, to the Producer Employment Agreement made as of the 24th day of March, 2007 (the “Original Agreement”),

BETWEEN:

PACIFIC GOLD ENTERTAINMENT INC., a British Columbia company with a business office at #7 – 534 Cambie Street, Vancouver, British Columbia, V6B 2N7

(“PGE Inc.”)

AND:

RESULT TECHNOLOGY GROUP, LLC, a Delaware limited liability company with a business office at 526 Kingwood Drive, Suite 330, Kingwood, Texas, 77339

(“RTG LLC”)

WITNESSES THAT WHEREAS:

A.
By the Original Agreement made between the parties hereto PGE Inc. engaged the services of RTG LLC’s employee, Jennifer Sciole, to render non-exclusive services as a producer on the screenplay “Blood”;

B.
By an actor’s employment agreement dated March 24, 2007 between PGE Inc. and RTG LLC, relating to the services of Jennifer Sciole (the “Actor’s Agreement”), PGE Inc. engaged Jennifer Sciole as an actor in the screenplay “Blood”;

C.	The parties wish to amend the Original Agreement pursuant to the terms and conditions of this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the covenants, agreements and warranties hereinafter set forth, it is hereby agreed as follows:

1.	The Original Agreement is hereby amended by deleting Clause 3(b) in its entirety and replacing it with the following:

“(b)  Deferred Compensation:  In addition to the Fixed Compensation payable under Clause 3(a), the Employee shall receive (1) an amount equal to US$5,000, in first position of all contingent deferments and (2) a number of restricted common shares in the capital of the Production Company equal to US$10,000 at US$0.25 per share for a total of 40,000 restricted common shares.  If the Production Company received additional funding for the Screenplay after March 31, 2007, through an equity investment, financing, sale, Telefilm, or any other source, the Production Company will immediately pay the deferred compensation mentioned in this paragraph to the Employee.”

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2.
RTG LLC confirms that the compensation to be paid under the Actor’s Agreement consists only of the guaranteed compensation set out in Section 4(a) of the Actor’s Agreement and that there is no other compensation due or owing under the Actor’s Agreement.

3.	The Original Agreement shall henceforth be read and construed together with this Agreement, and the Original Agreement will remain in full force and effect.

4.	In the event of any inconsistencies between this agreement and the Original Agreement, this Agreement will govern.

5.
All terms, conditions, covenants, agreements, benefits and obligations contained in the Original Agreement, as amended hereby, will be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Amending Agreement has been executed the day and year first above written.

The Corporate Seal of                                                                                               )
Pacific Gold Entertainment Inc.                                                                     )
was hereunto affixed in the presence of:                                                                )
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Per:           /s/ Authorized Signatory                                                                        )                                           (SEAL)
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Authorized Signatory                                                                                               )

The Corporate Seal of                                                                                               )
Result technology group, llc                                                                        )
was hereunto affixed in the presence of:                                                                )
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Per:           /s/ Authorized Signatory                                                                        )                                           (SEAL)
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Authorized Signatory                                                                                               )

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